Exhibit 99.1

Turtle Beach Announces Second Quarter 2014 Results

SAN DIEGO, CA, August 11, 2014 – Turtle Beach Corporation (NASDAQ: HEAR) today announced financial results for the second quarter ended June 30, 2014.

Highlights & Developments

•	Second quarter net revenue of $22.3 million, lifts net revenue to $60.6 million for the first six months of 2014, a 12% increase over revenue of $54.1 million in the first six months of 2013.

•	For the first six months of 2014, gross margin improved to 28.2%, a 50 basis point increase compared with the same period a year ago, driven by an increased penetration of higher margin headsets.

•	Reduced debt 38% to $40.8 million as of June 30, 2014 from $66.2 million as of March 31, 2014.

•	Retail tracking data confirms year-over-year Turtle Beach console gaming headset market share gains in all of the Company’s major markets for the first six months of 2014.

•	Introduced four new Xbox One and five new PlayStation®4 compatible headsets at the June 2014 E3 tradeshow which will expand the next-gen headset portfolio when launched in the fourth quarter.

•	Improved PC gaming headset sell-through in the U.S. by 62% year-over-year for the first six months of 2014; introducing complementary PC keyboards and mice via licensing agreement to further drive PC headset sales and share gains.

•	Made progress toward the introduction of Turtle Beach officially-licensed Xbox One gaming headsets for China ahead of the highly-anticipated September launch of Xbox One consoles, including the execution of a marketing agreement with a Chinese partner.

•	Completed design on a new generation of HyperSound emitter that delivers improved audio performance and can be manufactured more quickly and more cost effectively, and will be incorporated into new commercial and hearing health products in 2015.

•	Announced that the Company’s largest shareholders, representing approximately 72% of the shareholder base and including CEO Juergen Stark and Chairman Ron Doornink, agreed to an eight month voluntary lock-up extension that extends through April 1, 2015.

“We made solid progress during the second quarter to position our business for the holiday season and longer-term success,” commented Juergen Stark, chief executive officer of Turtle Beach. “At the E3 tradeshow in June, we unveiled new feature-rich gaming headsets for Xbox One and Playstation®4 that showcase our commitment to enhancing the consumer audio experience and distinguish Turtle Beach as a category-leading innovator. While attachment rates year-to-date have tracked below our expectations due primarily to the broad availability of the Xbox One Headset Chat Adapter and the limited number of multiplayer video game launches for next-generation consoles, we believe expansion of our product portfolio, growing consumer demand for the Xbox One and PlayStation®4, and the launch of a dozen new AAA multiplayer video game titles in the third and fourth quarter will fuel accelerated growth of our headset business in the second half of the year. In addition, we have made significant advances with our HyperSound technology that improve audio clarity, reduce cost, and establish large scale manufacturability ahead of new product launches in 2015. We look forward to building on the foundation we’ve established to unlock the full potential of our Turtle Beach and HyperSound brands.”

Second Quarter and First Six Months 2014 Review

Net revenue in the second quarter was $22.3 million, compared with $24.5 million in the same period in 2013. The decrease in revenue was driven primarily by the timing of approximately $4 million in sales of the Company’s new Xbox One headsets, which customer demand moved into the first quarter as previously reported. For the first six months of 2014, revenue increased 12% to $60.6 million, compared with $54.1 million for the same period a year ago. The increase in revenue was driven by strong consumer response to the Company’s Xbox One and Playstation®4 compatible headsets.

Gross profit for the second quarter was $4.8 million, compared to $6.3 million in the same period in 2013. While gross margin for the second quarter was 21.7% compared to 25.8% in the same period in 2013, for the first six months of 2014 gross margin improved 50 basis points to 28.2% compared with the same period a year ago. The second quarter decrease in gross margin was driven largely by non-recurring costs to package the Microsoft Xbox One Headset Chat Adapter with our headsets and ship them to retailers.

Operating expenses increased 16% to $14.0 million, compared to $12.1 million in the same period in 2013. The increase in operating expenses was primarily attributable to higher depreciation and amortization, investments in personnel and research and development to support future growth of HyperSound technology as well as additional general and administrative costs associated with being a public company. For the first six months of 2014, operating expenses, excluding $3.7 million in one-time business transaction costs, increased 32% to $27.0 million, compared to $20.4 million in the same period a year ago.

Adjusted EBITDA (as defined below) for the headset business totaled approximately ($4.7) million compared to ($3.4) million in the second quarter of 2013. The Company invested approximately $2.0 million in HyperSound during the quarter. Adjusted EBITDA on a consolidated basis was ($6.7) million. For the first six months of 2014, Adjusted EBITDA for the headset business improved to approximately $0.2 million, from ($1.7) million in the same period a year ago. Adjusted EBITDA on a consolidated basis was ($3.9) million for the first six months of 2014, reflecting investments of approximately $4 million in HyperSound during the first six months of 2014.

Balance Sheet Highlights

The company ended the quarter with approximately $9.0 million in cash and cash equivalents compared to $6.5 million as of December 31, 2013. As of June 30, 2014, the Company had outstanding net debt of $40.8 million compared to debt of $78.3 million as of December 31, 2013. The debt at June 30, 2014 consisted of $19.2 million drawn down from our revolver, $7.3 million of subordinated notes and $14.3 million in Series B Preferred Stock. Total inventory as of June 30, 2014 was $37.5 million, a decrease of 14% as compared to the same period in 2013. There were approximately 41.9 total shares outstanding on June 30, 2014.

Full Year 2014 Expectations

The Company is maintaining its revenue and EBITDA guidance for the full-year. As previously stated, net revenues for the Turtle Beach headset business are expected to be in the range of $210 to $230 million. Full year adjusted EBITDA for the headset business is expected to be in the range of $30 to $35 million. Total company 2014 adjusted EBITDA is expected to be in the range of $20-$25 million, reflecting the impact of a $10 million anticipated HyperSound investment.

Investor Presentation

The Company also announced it has posted an updated investor presentation on its corporate website. The new presentation can be accessed at www.turtlebeach.com.

Conference Call Details

Juergen Stark, CEO, and John Hanson, CFO, will host a conference call and simultaneous webcast to discuss the financial results and outlook today, August 11, 2014, at 1:30 PM Pacific Time / 4:30 PM Eastern Time. To participate in the conference call, investors should dial (877) 303-9855 (domestic) or (408) 337-0154 (international) and provide the pass code 74134380, 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.turtlebeachcorp.com. An archive of the webcast will be available on the Company’s website for approximately one year, and a recorded replay of the call will be available for one week at (855) 859-2056 or (404) 537-3406 and entering conference ID number 74134380.

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results. These non-GAAP financial measures relate to presenting Adjusted EBITDA, as defined by the Company for the periods presented. Please see a reconciliation of GAAP results to Adjusted EBITDA, which is included below for the three and six months ended 2014 and 2013.

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About Turtle Beach Corporation

Turtle Beach Corporation (Turtlebeachcorp.com) designs audio products for consumer, commercial and healthcare markets. Under the brand Turtle Beach (TurtleBeach.com), the company markets premium headsets for use with video game consoles, including officially-licensed headsets for the next-generation Xbox One and PlayStation®4, personal computers and mobile devices. Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare. The Company’s shares are traded on the NASDAQ Exchange under the symbol NASDAQ:HEAR.

Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the SEC, the Company’s Proxy Statement on Schedule 14A filed in connection with our merger with Turtle Beach and the Company’s Prospectus Supplement filed with the SEC on April 24, 2014. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company any is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

For more information:

David Lowey

Corporate Communications

Turtle Beach Corporation

David.Lowey@turtlebeach.com

+1-914-844-2759

Anne Rakunas

Investor Relations

ICR

Anne.Rakunas@icrinc.com

+1-310-954-1113

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,958	$6,509
Accounts receivable, net	15,164	48,542
Inventories, net	37,497	49,643
Deferred income taxes	10,536	2,214
Prepaid income taxes	1,329	2,925
Prepaid expenses and other current assets	5,168	3,561

Total Current Assets	78,652	113,394
Property and equipment, net	5,132	7,369
Goodwill	80,974	—
Intangible assets, net	40,385	3,972
Deferred income taxes	6,101	827
Other assets	520	1,745

Total Assets	$211,764	$127,307

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facilities	$19,256	$39,736
Term loan	—	14,500
Subordinated notes - related parties	7,322	—
Accounts payable	10,528	44,136
Due to shareholders	3,125	3,125
Other current liabilities	8,796	9,712

Total Current Liabilities	49,027	111,209
Series B redeemable preferred stock	14,253	13,713
Deferred income taxes	14,325	850
Subordinated notes	—	10,342
Other liabilities	2,051	1,986

Total Liabilities	79,656	138,100

Commitments and Contingencies
Series A convertible stock, $0.01 par value - 50,000,000 shares authorized; 48,689,555 shares issued and outstanding as of December 31, 2013	—	24,345
Stockholders’ Equity (Deficit)
Common stock, $0.001 par value - 50,000,000 shares authorized; 41,906,120 and 12,700,460 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	42	13
Additional paid-in capital	124,758	(54,031)
Retained earnings	6,567	18,775
Accumulated other comprehensive income	741	105

Total Stockholders’ Equity (Deficit)	132,108	(35,138)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$211,764	$127,307

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net Revenue	$22,296	$24,520	$60,584	$54,053
Cost of Revenue	17,465	18,198	43,477	39,106

Gross Profit	4,831	6,322	17,107	14,947

Operating expenses:
Selling and marketing	7,698	8,412	14,698	14,118
Research and development	2,071	1,325	4,069	2,212
General and administrative	4,698	1,660	8,271	4,030
Business transaction costs	(484)	680	3,744	680

Total operating expenses	13,983	12,077	30,782	21,040

Operating loss	(9,152)	(5,755)	(13,675)	(6,093)
Interest expense	1,055	1,249	5,295	2,563
Other non-operating expense (income), net	(70)	84	(95)	473

Loss before income tax benefit	(10,137)	(7,088)	(18,875)	(9,129)
Income tax benefit	(835)	(3,750)	(6,667)	(3,487)

Net loss	$(9,302)	$(3,338)	$(12,208)	$(5,642)

Net loss per share:
Basic	$(0.23)	$(0.26)	$(0.33)	$(0.44)
Diluted	$(0.23)	$(0.26)	$(0.33)	$(0.44)
Weighted average number of shares:
Basic	40,827	12,700	37,296	12,700
Diluted	40,827	12,700	37,296	12,700

TURTLE BEACH CORPORATION

GAAP to Adjusted EBITDA Reconciliation

Table 3.

	GAAP	Adj	Adj	Adj	Adj	Adjusted
Q2 2014	Reported	Depr	Stock Comp	Amort	Tran Exp	EBITDA

Revenue, net	$22,296	$—	$—	$—	$—	$22,296
Cost of Revenue	$17,465	$(53)	$(38)	$(8)	$—	$17,366

Gross Profit	$4,831	$53	$38	$8	$—	$4,930

Operating Expense	$13,983	$(1,181)	$(1,310)	$(252)	$484	$11,724

Operating Income (Loss)	$(9,152)	$1,234	$1,348	$260	$(484)	$(6,794)

Other Income
Interest Expense, net	$1,055
Other Expense, net	$(70)					$(70)

Total Other Expense, net	$985

Loss Before Taxes	$(10,137)

Tax Benefit	$(835)

Net Income (Loss)	$(9,302)			Adjusted EBITDA		$(6,724)

	GAAP	Adj	Adj	Adj	Adj	Adjusted
Q2 YTD 2014	Reported	Depr	Stock Comp	Amort	Tran Exp	EBITDA

Revenue, net	$60,584	$—	$—	$—	$—	$60,584
Cost of Revenue	$43,477	$(107)	$(68)	$(14)	$—	$43,288

Gross Profit	$17,107	$107	$68	$14	$—	$17,296

Operating Expense	$30,782	$(2,941)	$(2,329)	$(483)	$(3,744)	$21,285

Operating Income (Loss)	$(13,675)	$3,048	$2,397	$497	$3,744	$(3,989)

Other Income
Interest Expense, net	$5,295
Other Expense, net	$(95)					$(95)

Total Other Expense, net	$5,200

Loss Before Taxes	$(18,875)

Tax Benefit	$(6,667)

Net Income (Loss)	$(12,208)			Adjusted EBITDA		$(3,894)

TURTLE BEACH CORPORATION

GAAP to Adjusted EBITDA Reconciliation

Table 3.

	GAAP	Adj	Adj	Adj	Adj	Adjusted
Q2 2013	Reported	Depr	Stock Comp	Amort	Tran Exp	EBITDA

Revenue, net	$24,520	$—	$—	$—	$—	$24,520
Cost of Revenue	$18,198	$(50)	$(21)	$—	$—	$18,127

Gross Profit	$6,322	$50	$21	$—	$—	$6,393

Operating Expense	$12,077	$(904)	$(534)	$(230)	$(680)	$9,729

Operating Income (Loss)	$(5,755)	$954	$555	$230	$680	$(3,336)

Other Income
Interest Expense, net	$1,249
Other Expense, net	$84					$84

Total Other Expense, net	$1,333

Loss Before Taxes	$(7,088)

Tax Benefit	$(3,750)

Net Income (Loss)	$(3,338)			Adjusted EBITDA		$(3,420)

	GAAP	Adj	Adj	Adj	Adj	Adjusted
Q2 YTD 2013	Reported	Depr	Stock Comp	Amort	Tran Exp	EBITDA

Revenue, net	$54,053	$—	$—	$—	$—	$54,053
Cost of Revenue	$39,106	$(84)	$(41)	$—	$—	$38,981

Gross Profit	$14,947	$84	$41	$—	$—	$15,072

Operating Expense	$21,040	$(1,806)	$(1,222)	$(461)	$(1,207)	$16,344

Operating Income (Loss)	$(6,093)	$1,890	$1,263	$461	$1,207	$(1,272)

Other Income
Interest Expense, net	$2,563
Other Expense, net	$473					$473

Total Other Expense, net	$3,036

Loss Before Taxes	$(9,129)

Tax Benefit	$(3,487)

Net Income (Loss)	$(5,642)			Adjusted EBITDA		$(1,745)